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                                                                   EXHIBIT 10.24

                                    AGREEMENT

         This Agreement is made by and between SCM Microsystems, Inc. ("SCM"), and you, Brian Campbell, as of May 22, 2003 (the "EFFECTIVE DATE"). References herein to the term "AGREEMENT" include Exhibit A hereto.

         1. Employment; Term. During the term of this Agreement, you will serve as Special Advisor to SCM. The term of this Agreement (the "EMPLOYMENT TERM") shall expire on the earlier of July 31, 2003, or the date that you or SCM terminates the Employment Term by giving the other party written notice of such termination. The last day of the Employment Term is referred to as the "END DATE". As of the Effective Date, you resign as Executive Vice President of Retail Brands and, although you will remain an employee of SCM, you relinquish all other officer and director positions with SCM and its affiliates. You will render such business and professional services in the performance of your duties, consistent with your position within SCM, as shall reasonably be assigned to you by SCM's Board of Directors (the "BOARD") or its Chief Executive Officer ("CEO"). You will devote your business efforts and time to SCM and such of its subsidiaries as the Board or CEO may designate. It is understood that you will continue to provide operational services to SCM's Digital Media and Video ("DMV") division on a basis consistent with your previous responsibilities. Your primary managerial focus will be on the Guilford, Connecticut facilities and operations. You will also provide assistance in connection with the controlled exit or sale of the DMV business (including dealing with DMV customers, vendors and employees and assisting in the closing of the DMV facilities in Connecticut and Japan). However, in connection with any sale of the DMV business, you will only be required to provide information related to the DMV business to SCM's representatives and will not be required to directly meet with, or provide information to, potential third party DMV acquirers.

         2. Employee Benefits. During the Employment Term, you will be eligible to participate in accordance with the terms of all SCM employee benefit plans that are generally applicable to other U.S. employees of SCM who are Executive Vice President level or below, as such plans and terms may exist from time to time, provided you are determined to be an employee of SCM according to the terms of such plans. In the event you are determined to be ineligible to participate in SCM's employee benefit plans and subject to compliance with the terms of this Agreement (including Exhibit A), SCM shall provide you with the same level of SCM subsidized health (i.e., medical, vision and dental) coverage and executive benefits as in effect for you on the day of such determination through the End Date. You will continue to have the right to use the SCM company car you are currently using until the End Date, at which time you will deliver the car to an SCM designee in Connecticut.

         3. COBRA. After the End Date, you agree to elect continued health coverage pursuant to the Consolidated Budget Reconciliation Act of 1985, as amended ("COBRA"). Subject to you making such election and executing and not revoking and delivering to the Company, on or around such date, a release in substantially the form attached as Exhibit A, the Company will reimburse you for the amount of such COBRA premiums from the End Date until December 31, 2003 relating to the SCM-paid coverage provided by SCM prior to the End.

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         4.       Compensation.

                  (a) Base Salary. During the Employment Term and beginning on the Effective Date, SCM will pay you as compensation for your services at a monthly rate of $25,000 (the "BASE SALARY"); provided, however, that for the month of May 2003 you will receive a pro rata portion of your current monthly base salary with SCM ($________) for the period from May 1 to the Effective Date and a pro rata portion of the Base Salary from the Effective Date until May 31, 2003. The Base Salary will be paid through payroll periods that are consistent with SCM's normal payroll practices, assuming that you are in compliance with all of your obligations under this Agreement.

                  If SCM terminates the Employment Term prior to June 1, 2003, the entire pro rata amount of the Base Salary will be paid to you during the month of May 2003, but SCM will not be obligated to pay you the Base Salary or any other salary, bonus or other compensation for the month of June or thereafter. If you terminate the Employment Term prior to June 1, 2003, you will only be entitled to a pro rata portion of the Base Salary earned from the Effective Date through the End Date. If SCM terminates the Employment Term during the month of June 2003, SCM will pay you the entire amount of the Base Salary for the month of June 2003 (together with any earned but unpaid Base Salary from May 2003), but SCM will not be obligated to pay you the Base Salary or any other salary, bonus or other compensation for the month of July or thereafter. If you terminate the Employment Term during the month of June 2003, you will only be entitled to a pro rata portion of the Base Salary earned from June 1, 2003 through the End Date (together with any earned but unpaid Base Salary from May 2003). If SCM terminates the Employment Term during the month of July 2003, SCM will pay you the entire amount of the Base Salary for the month of July 2003 (together with any earned but unpaid Base Salary from May or June
2003). If you terminate the Employment Term during the month of July 2003, you will only be entitled to a pro rata portion of the Base Salary earned from July 1, 2003 through the End Date (together with any earned but unpaid Base Salary from May or June 2003).

                  (b) Stock Options. During the Employment Term, your unexpired stock options will continue to vest and become exercisable pursuant to the terms and conditions of the stock option plans and the applicable stock option agreements by and between you and SCM, assuming that you are providing services to SCM on each vesting date and that you are in compliance with all of your obligations under this Agreement.

         5. Indemnification and D&O Insurance. The parties agree that (i) you will continue to be covered by the terms and conditions of the Indemnity Agreement entered into between you and SCM on [INDEMNITY AGREEMENT DATE] (the "INDEMNITY AGREEMENT"), (ii) the parties' rights and obligations thereunder are unaffected by this Agreement and (iii) the Indemnity Agreement will cover your activities performed hereunder during the Employment Term.

         6. Settlement Agreement and Release. On the date you sign this Agreement, you will sign and deliver to SCM a Settlement Agreement and Release in the form attached as Exhibit A. SCM's obligation to perform under this Agreement is contingent upon your signing and not revoking the Settlement Agreement and Release.

         7. Removal of Files. Following your termination of employment, you may remove your personal files from SCM's premises. Any file containing "Employment Information" (as defined in

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Section 11) may not be removed from SCM's premises without the written consent of the Board or the CEO.

         8. Assignment. This Agreement will be binding upon and inure to the benefit of (a) your heirs, executors and legal representatives upon your death and (b) any successor of SCM. Any such successor of SCM will be deemed substituted for SCM under the terms of this Agreement for all purposes. For this purpose, "SUCCESSOR" means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of SCM. None of your rights to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of your right to compensation or other benefits will be null and void.

         9. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and will be deemed given
(a) on the date of delivery if delivered personally or by facsimile, (b) one (1) day after being sent by a well established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

                  If to SCM:

                  SCM Microsystems, Inc.
                  466 Kato Terrace
                  Fremont, CA 94539
                  Fax:  (510) 360-0211
                  Telephone:  (510) 360-2300
                  Attn:  Stuart Arnott

                  With a copy to:

                  Wilson Sonsini Good rich & Rosati, P.C.
                  650 Page Mill Road
                  Palo Alto, CA 94304
                  Fax:  (650) 493-6811
                  Telephone:  (650) 493-9300
                  Attn:  Kurt J. Berney, Esq.

                  If to you:

                  at the last residential address known by SCM.

         10. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

         11. Confidentiality. During the Employment Term and thereafter, you agree to use your best efforts to maintain in confidence the existence of this Agreement, the contents and terms of this

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Agreement, including any documents incorporated by reference, the consideration for this Agreement, any SCM proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of SCM on whom you called or with whom you became acquainted during the term of your employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to you by SCM either directly or indirectly in writing or orally (hereinafter collectively referred to as "EMPLOYMENT INFORMATION"). You agree to take every reasonable precaution to prevent disclosure of any Employment Information to third parties, and agree that there will be no publicity, directly or indirectly, concerning any Employment Information. You agree to take every precaution to disclose Employment Information only to those attorneys, accountants, governmental entities and family members who have a reasonable need to know of such Employment Information.

         12. Non-Disparagement. You and SCM agree to refrain from making any negative comments about the other concerning their respective business, products or services, officers, employees and directors and to refrain from any, defamation, libel or slander of the other and their respective officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns or tortious interference with the contracts and relationships of the other and their respective officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns.

         13. Entire Agreement. This Agreement (including Exhibit A), together with the Indemnity Agreement, the Invention and Assignment Agreement to which you are a party and your stock option agreements, represents the entire agreement and understanding between SCM and you concerning your employment relationship with SCM or any of its subsidiaries, and supersedes and replaces any and all prior agreements and understandings concerning your employment relationship with SCM.

         14. Submission to Jurisdiction; Expenses.. The parties submit to jurisdiction of any state or federal court sitting in Santa Clara, California in any action or proceeding arising out of or relating to this Agreement and agree that all claims in respect of such action or proceeding may be heard and determined in such court. Any final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity. The prevailing party in any such judgment will be entitled to recover its costs and expenses, including the costs of litigation and court fees, plus reasonable attorneys' fees, incurred in connection with such an action.

                           (i)

         15. Cooperation with SCM. During and after the Employment Term, you will cooperate fully with SCM, including, but not limited to, responding to the reasonable requests of SCM's Board or counsel, in connection with any and all existing or future litigation, arbitrations, mediations or investigations brought by or against SCM or any of its affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which SCM reasonably deems your cooperation necessary or desirable. You agree to provide reasonable advice, assistance and

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information, including offering and explaining evidence, providing sworn statements, participating in discovery and trial preparation and testimony as may reasonably be deemed necessary or desirable by SCM relating to its position in any such legal proceedings. You also agree to promptly send SCM copies of all correspondence (for example, but not limited to, subpoenas) received by you in connection with any such legal proceedings, unless you are expressly prohibited by law from so doing. You will act in good faith to furnish the information and cooperation required by this Section 15 and SCM will act in good faith so that the requirement to furnish such information and cooperation does not create an undue hardship for you. SCM will reimburse you for reasonable out-of-pocket expenses incurred by you as a result of your cooperation, within ten (10) days of the presentation of appropriate documentation thereof, in accordance with SCM's standard reimbursement policies and procedures. The failure by you to cooperate fully with SCM in accordance with this Section 15 will be a material breach of the terms of this Agreement, which will result in all commitments of SCM to make additional payments to you becoming null and void. Notwithstanding anything in this Section, it is agreed that if possible SCM will provide you with reasonable advance notice regarding these activities, and that any requests made hereunder by SCM will be made in good faith and reasonable.

         16. No Oral Modification, Cancellation or Discharge. This Agreement may be changed or terminated only in writing (signed by you and the CEO of SCM (on behalf of SCM)).

         17. Withholding. SCM is authorized to withhold, or cause to be withheld, from any payment or benefit under this Agreement the full amount of any applicable withholding taxes.

         18. Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

         19. Authority. SCM represents and warrants that the person signing this Agreement on its behalf has full authority to act for SCM.

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         20.      Acknowledgment. You acknowledge that you (i) have read this
Agreement, (ii) have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of your own choice or that you voluntarily have declined to seek counsel, (iii) understand the terms and consequences of this Agreement, and (iv) are fully aware of the legal and binding effect of this Agreement.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement on the respective dates set forth above.

                                           BRIAN CAMPBELL

                                           /s/ Brian Campbell
                                           -------------------------------------
                                           Brian Campbell 5/22/03

                                           SCM MICROSYSTEMS, INC.

                                           By: /s/ Robert Schneider
                                               ---------------------------------

                                           Title: CEO

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